UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2026

AUDIOEYE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-38640	20-2939845
State of Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices / Zip Code)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AEYE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer and Director Appointments

On May 4, 2026 (the “Effective Date”), the Board of Directors (the “Board”) of AudioEye, Inc. (the “Company”) elected Kelly Georgevich, the Company’s Chief Financial Officer, to the additional roles of Chief Executive Officer and Secretary. Ms. Georgevich will remain the Company’s Chief Financial Officer until a successor is identified. On the Effective Date, the Board also elected David Moradi, previously the Company’s Chief Executive Officer, to the positions of Executive Chairman of the Board and Chief Product Officer.

In addition, on the Effective Date, the Board increased the size of the Board and elected Ms. Georgevich as a director, to serve until the 2026 annual meeting of stockholders and until her successor is elected and qualified, or until her earlier death, resignation or removal.

Ms. Georgevich, age 43, has served as the Chief Financial Officer of the Company since June 2021. Ms. Georgevich has over 15 years of experience with high-growth companies with a specific focus on software-as-a-service and technology. Prior to joining the Company, Ms. Georgevich served as the chief financial officer of sticky.io, Inc., an e-commerce platform, since September 2018, and as vice president of finance from March 2015 until September 2018. Prior to sticky.io, she served as controller at Fuzebox Software Corporation where she supported the company through a successful acquisition. She also served on the Board of Directors for Girls in Tech as secretary and treasurer from 2015 until 2020.

There are no arrangements or understandings between Ms. Georgevich and any other person pursuant to which Ms. Georgevich was selected as an officer or director of the Company. There are no family relationships between Ms. Georgevich and any director or executive officer of the Company. Ms. Georgevich is not and has not been a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Employment Agreement with Ms. Georgevich

In connection with her election as Chief Executive Officer, the Company and Ms. Georgevich entered into an Amended and Restated Employment Agreement (the “Georgevich Employment Agreement”), dated as of May 4, 2026. Under the Georgevich Employment Agreement, Ms. Georgevich will receive an annual base salary of $450,000. The Georgevich Employment Agreement also provides that the Company will pay Ms. Georgevich a cash bonus in the amount of $28,877 (representing a pro rata portion of her bonus opportunity for calendar year 2026 under her prior employment agreement) on the Company’s next regularly scheduled payroll date.

The Georgevich Employment Agreement further provides that, on the Effective Date, the Company will grant Ms. Georgevich 50,000 restricted stock units (“RSUs”) and 60,000 performance stock units (“PSUs”). The RSUs will vest as follows: (a) 8,333 on June 30, 2026, (b) 12,500 on September 30, 2026, (c) 12,500 on December 31, 2026, (d) 12,500 on March 31, 2027, and (e) 4,167 on May 4, 2027. Of the PSUs, 43,333 PSUs will be eligible to vest based on the Company’s achievement of certain performance targets for 2026 established by the Compensation Committee, and 16,667 PSUs will be eligible to vest based on performance targets to be established by the Compensation Committee in connection with the Company’s 2027 annual budget. In addition, on the Effective Date, Ms. Georgevich was granted 2,264 fully vested shares of Company common stock.

In addition, the Georgevich Employment Agreement provides that on the Effective Date, each unvested time-based RSU held by Ms. Georgevich (not including the new awards as described above) will vest on a pro rata basis through and including the Effective Date. Any such RSUs that do not so vest will be forfeited and cancelled on the Effective Date.

The Georgevich Employment Agreement provides that if the Company terminates Ms. Georgevich’s employment for a reason other than death, Disability (as defined in the Georgevich Employment Agreement), or Cause (as defined in the Georgevich Employment Agreement), or if Ms. Georgevich terminates her employment for Good Reason (as defined in the Georgevich Employment Agreement), then the Company shall pay or provide all of the following: (i) reimbursement of any and all reasonable business expenses paid or incurred through the termination date; (ii) receipt of any accrued but unused vacation through the termination date in accordance with Company policy; (iii) receipt of any earned but unpaid base salary through her last date of employment with the Company; and (iv) subject to Ms. Georgevich’s satisfying certain release conditions described in the Georgevich Employment Agreement, receipt of an amount equal to a portion of the her base salary as set forth below and certain medical benefits as described below.

The base salary portion of the separation payment described above shall be six months of her base salary (at the rate that was in effect at the time of termination). Additionally, subject to Ms. Georgevich’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which she participated immediately prior to the termination date, the Company will pay the cost of COBRA continuation coverage for Ms. Georgevich and her eligible dependents until the earliest of (i) Ms. Georgevich and her eligible dependents, as the case may be, ceasing to be eligible under COBRA; (ii) the date upon which she and her eligible dependents become covered under similar plans; or (iii) six months following the termination date.

The Georgevich Employment Agreement also provides that if a Change of Control (as defined in the Georgevich Employment Agreement) occurs and, on or within 12 months following the occurrence of such Change of Control, Ms. Georgevich’s employment with the Company (or its successor) terminates involuntarily for a reason other than Cause or terminates because of resignation for Good Reason, then all unvested RSUs held by her will vest in full as of her termination date and all unvested PSUs held by her will vest as of her termination date based on deemed achievement of the applicable performance target (at any applicable target level).

The foregoing description of the Georgevich Employment Agreement is qualified in its entirety by reference to the full text of the Georgevich Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Employment Agreement with Mr. Moradi

In connection with his election as Executive Chairman and Chief Product Officer, the Company and Mr. Moradi entered into a Second Amended and Restated Employment Agreement (the “Moradi Employment Agreement”), dated as of May 4, 2026. Under the Moradi Employment Agreement, Mr. Moradi will continue to receive an annual base salary of $1, as well as payments equal to the value of full health benefits offered by the Company, not to exceed $10,000 annually.

The Moradi Employment Agreement further provides that, on the Effective Date, the Company will grant Mr. Moradi 58,000 RSUs and 69,600 PSUs. The RSUs will vest as follows: (a) 9,667 on June 30, 2026, (b) 14,500 on September 30, 2026, (c) 14,500 on December 31, 2026, (d) 14,500 on March 31, 2027, and (e) 4,833 on May 4, 2027. Of the PSUs, 50,267 PSUs will be eligible to vest based on the Company’s achievement of certain performance targets for 2026 established by the Compensation Committee, and 19,333 PSUs will be eligible to vest based on performance targets to be established by the Compensation Committee in connection with the Company’s 2027 annual budget.

In addition, the Moradi Employment Agreement provides that on the Effective Date, each outstanding time-based RSU held by Mr. Moradi (not including the new awards as described above) will vest on a pro rata basis through and including the Effective Date. Any such RSUs that do not so vest, as well as all outstanding performance shares held by Mr. Moradi, will be forfeited and cancelled on the Effective Date.

The Moradi Employment Agreement provides that if, on or prior to the first anniversary of the Effective Date, the Company terminates Mr. Moradi’s employment without Cause (as defined in the Moradi Employment Agreement) or his employment terminates due to his death, then all unvested time-based RSUs held by him will vest in full. Further, in the event of a Change in Control that involves a Corporate Transaction (each as defined in the Company’s 2020 Equity Incentive Plan), all unvested time-based RSUs held by him shall become fully vested immediately prior to the effective time of such Change in Control.

The Moradi Employment Agreement also provides that the Company will pay Mr. Moradi a gross-up payment for any excise tax imposed under Section 4999 of the Code and any interest or penalties with respect to such excise tax, plus the amount necessary to put Mr. Moradi in the same after-tax position that he would have been in if he had not incurred any tax liability under Section 4999 of the Internal Revenue Code (the “Code”), in the event that any payments, rights, benefits, distributions, or entitlements provided or to be provided by the Company or any of its affiliates to Mr. Moradi or for his benefit would constitute parachute payments within the meaning of Section 280G of the Code.

The foregoing description of the Moradi Employment Agreement is qualified in its entirety by reference to the full text of the Moradi Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On May 4, 2026, the Company issued a press release related to the matters described above. A copy of the press release is attached hereto as Exhibit 99.1.

The information set forth in this Item 7.01 and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits:

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated as of May 4, 2026, by and between AudioEye, Inc. and Kelly Georgevich

10.2	Second Amended and Restated Employment Agreement, dated as of May 4, 2026, by and between AudioEye, Inc. and David Moradi

99.1	Press release, dated May 4, 2026

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 7, 2026	AudioEye, Inc.
(Registrant)

	By	/s/ Kelly Georgevich
Name: Kelly Georgevich
Title: Chief Executive Officer and Chief Financial Officer